Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Accel Entertainment, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-236049) on Form S-8 and the registration statement on Form S-3 (No. 333-236501) of Accel Entertainment, Inc. of our report dated March 16, 2021, except as to Note 2, which is as of May 10, 2021, with respect to the consolidated balance sheets of Accel Entertainment, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K/A (Amendment No. 1) of Accel Entertainment, Inc.
Our report refers to a restatement of the 2020 and 2019 financial statements.
Our report refers to a change in the method of accounting for revenue from contracts with customers and related costs as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP
Chicago, Illinois
May 10, 2021